MEMBERSHIP INTEREST
PURCHASE AGREEMENT

between

NU SKIN ENTERPRISES, INC.

and

FRANK L. DAVIS,
ROGAN TAYLOR,
TOM FELT,
DAVID L. MITTON,
DANIEL P. WHEELER,
KEVIN J. SUTTERFIELD,
and RONALD BASSETT

APRIL 19, 2002

MEMBERSHIP INTEREST PURCHASE AGREEMENT

         This Membership Interest Purchase Agreement (the "Agreement") is entered into on April 19, 2002, between Nu Skin Enterprises, Inc. (the "Buyer"), and Frank L. Davis, Rogan Taylor, Tom Felt, David L. Mitton, Daniel P. Wheeler, Kevin J. Sutterfield and Ronald Bassett, each individually a "Seller" and together the "Sellers." The Buyer and the Sellers are each referred to herein individually as a "Party" and collectively as the "Parties."

RECITALS

        A.       The Sellers in the aggregate own all of the outstanding limited liability company membership interests ("Company Shares") of First Harvest International, LLC, a Utah limited liability company (the "Company").

        B.       This Agreement contemplates a transaction in which the Buyer will purchase from the Sellers, and the Sellers will sell to the Buyer, all of the Company Shares in return for cash and the Buyer Shares (as defined below) on the terms and conditions set forth herein.

        Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

1.       Definitions.

         “Accredited Investor” has the meaning set forth in Regulation D promulgated under the Securities Act.

         “Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and attorneys’ fees and expenses.

         “Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

         “Affiliated Group” means any affiliated group within the meaning of Code Section 1504(a) or any similar group defined under a similar provision of state, local or foreign law.

         "Agreement" has the meaning set forth in the preface above.

         "Ambassador" has the meaning set forth in Section 4.8.22 below.

         "Audited Closing Date Balance Sheet" means the Company's balance sheet dated the date of the Closing and audited by the Buyer's independent auditor.

         “Basis” means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

         "Binding Royalty Report" has the meaning set forth in Section 2.6.4.

         "Buyer" has the meaning set forth in the preface above.

         “Buyer’s Consolidated Realized After Tax Profit” means total revenue from the sale of NTW Products by the Company, net of returns, minus (A) the cost of goods sold for NTW Products sold by the Company, (B) the greater of (i) an amount equal to Buyer’s total revenue multiplied by Buyer’s global commission rate expressed as percentage of its total revenue, or (ii) an amount equal to Buyer’s total revenue multiplied by the actual commission rate paid in connection with the Company’s sale of NTW Products, expressed as a percentage of the NTW Products sold, (C) direct expenses of the Company, and (D) an overhead allocation of Buyer’s selling, general and administrative expenses equal to (i) total sales of NTW Products by the Company multiplied by (ii) a percentage equal to (x) Buyer’s total selling, general and administrative expenses divided by (y) Buyer’s total revenue.

         "Buyer Shares" has the meaning set forth in Section 2.2 below.

         "Closing" has the meaning set forth in Section 2.3 below.

         "Closing Date" has the meaning set forth in Section 2.3 below.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Company" has the meaning set forth in the preface above.

         “Company Share” means any limited liability company membership interest of the Company or other interest in the Company constituting an equity, capital, profit, voting or other interest.

         “Confidential Information” means any information concerning the businesses and affairs of the Company and its Subsidiaries that is not already generally available to the public.

         "Disclosure Schedule" has the meaning set forth in Section 4 below.

         “Distributed Inventory” has the meaning set forth in Section 4.30 below.

         “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

         “Faridi Purchase Orders” means collectively, the invoices identified as nos. 00001374, dated 2/12/02 in the amount of $4,500,000; 00001503 dated 3/26/02 in the amount of $4,500,000; and 00001601 dated 4/9/02 in the amount of $3,000,000, each issued by the Company to Wellness America, Inc.

         "Financial Statement" has the meaning set forth in Section 4.7 below.

         “GAAP” means generally accepted accounting principles in the United States.

         "Hazardous Material" has the meaning set forth in Section 4.26 below.

         "Indemnified Party" has the meaning set forth in Section 6.4 below.

         "Indemnifying Party" has the meaning set forth in Section 6.4 below.

         “Independent Accountant” means the firm of Deloitte & Touche LLP or such other accounting firm of national standing appointed by the Buyer if Deloitte & Touche LLP is unable or unwilling to serve.

         “Intellectual Property” has the meaning set forth in Section 4.13.1 below.

        “Invention Assignment Agreement” has the meaning set forth in Section 4.13.3 below.

         “Knowledge” with respect to a Seller means the Seller’s actual knowledge, and with respect to the Company means the actual knowledge of Frank L. Davis after inquiry of the executive officers of the Company and the employee or employees having responsibility for the applicable subject matter.

         “Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

         “Most Recent Balance Sheet” has the meaning set forth in Section 4.7 below.

         “Most Recent Fiscal Year End” has the meaning set forth in Section 4.7 below.

         "NTW Products" has the meaning set forth in Section 2.7 below.

         "Objection Notice" has the meaning set forth in Section 2.6.4 below.

         “Objection Notice Period” has the meaning set forth in Section 2.6.4 below.

         “Operating Agreement” means the Operating Agreement of the Company dated January 31, 2002.

         "Option Agreement" has the meaning set forth in Section 4.30 below.

         “Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

         “Organizational Documents” means (i) the articles or certificate of incorporation and the bylaws of a corporation, (ii) the partnership agreement and any statement of partnership of a general partnership, (iii) the limited partnership agreement and the certificate of limited partnership of a limited partnership, (iv) the limited liability company agreement or operating agreement and articles or certificate of formation of a limited liability company, (v) any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person and (vi) any amendment to any of the foregoing.

         "Party" has the meaning set forth in the preface above.

         “Person” means an individual, a general or limited partnership, a corporation, a limited liability company, an association, a joint stock company, an estate, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

         “Purchase Agreement – 1999” has the meaning set forth in Section 4.1 below.

         "Purchase Price" has the meaning set forth in Section 2.2 below.

         "Requisite Sellers" means Sellers holding a majority in interest of the Company Shares as set forth in Section 4.2 of the Disclosure Schedule.

         "Royalty" has the meaning set forth in Section 2.7 below.

         "Royalty Allocation" is set forth in Exhibit "A."

         "Royalty Schedule" has the meaning set forth in Section 2.6.4 below.

         "Securities Act" means the Securities Act of 1933, as amended.

         “Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

         “Security Interest” means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic’s, materialmen’s, and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

         "Seller" has the meaning set forth in the preface above.

         “Sellers’ Representative” will be Frank L. Davis unless he is replaced by action of a majority in interest of the Sellers (determined based on percentage allocation of the Purchase Price in accordance with Exhibit “A” attached hereto).

         “Subsidiary” means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or other equity security having voting power or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

         “Tax” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

         “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         "Third Party Claim" has the meaning set forth in Section 6.4 below.

         "Wellness Stock" has the meaning set forth in section 4.30 below.

2.       Purchase and Sale of Company Shares.

         2.1.       Basic Transaction. On and subject to the terms and conditions of this Agreement, the Buyer hereby purchases from each of the Sellers, and each of the Sellers hereby sells and transfers to the Buyer, all of his Company Shares for the consideration specified below in this Section 2.

         2.2.       Purchase Price. Buyer agrees to pay Sellers an aggregate amount equal to $3,500,000 minus (A) the Company’s total liabilities as of the Closing Date as reflected on the Company’s Audited Closing Date Balance Sheet and (B) the amount by which $825,000 exceeds the book value of the Company’s current assets and those assets included on the Company’s Audited Closing Date Balance Sheet under the classifications Property, Equipment, Furniture and Fixtures, Computer Equipment, and Building Improvements as reflected on the Audited Closing Date Balance Sheet net of depreciation (the “Purchase Price”). Subject to Section 2.4 below, the Buyer will pay Sellers the Purchase Price within five business days after issuance by the Buyer of the Audited Closing Date Balance Sheet as follows: (i) up to the first $1,000,000 of the Purchase Price will be paid in shares of Buyer’s restricted Class A Common Stock based on the average closing price of Buyer’s Class A Common Stock as quoted on the New York Stock Exchange for the ten trading days prior to the Closing Date (the “Buyer Shares”) and (ii) any portion of the Purchase Price in excess of $1,000,000, if any, will be paid in cash by wire transfer or delivery of other immediately available funds. Any adjustment to the Purchase Price as provided in clauses (A) and (B) of this Section 2.2 will first be deducted from the cash portion of the Purchase Price and then from the Buyer’s Shares. Sellers hereby acknowledge and agree that they have received prior to the date hereof a total of $25,000 from the Buyer and that such amount will be applied against payment of the Purchase Price (such amount to be applied first against the cash portion of the Purchase Price, if any). The Purchase Price will be allocated among the Sellers as provided in Exhibit “A” attached hereto.

         2.3.       The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Dorsey & Whitney LLP in Salt Lake City, Utah, simultaneously with the execution of this Agreement by all of the Parties hereto (the “Closing Date”).

         2.4.       Condition to Payment of Purchase Price. Buyer’s obligation to pay the Purchase Price will be conditioned on the Buyer, in its sole discretion, being satisfied with the ownership of the Company and its predecessors and the ownership of the assets and properties used in the Company’s business. No investigation by Buyer or any conclusion by Buyer that this condition is satisfied will prohibit Buyer from pursuing any and all of its remedies under this Agreement.

         2.5.       [Reserved]

         2.6.       Royalty Payments. Subject to the conditions stated below and in accordance with the Royalty Allocation listed in Exhibit “A” attached hereto, the Buyer agrees to pay the Sellers a royalty (the “Royalty”) on all sales of Nourish the World products (“NTW Products”) sold by the Company after the Closing Date and until termination of the Royalty as provided below.

             2.6.1.       Royalty Amount. The Royalty will be equal to the greater of (A) 1% of NTW Product sales by the Company net of returns, or (B) the amount by which the Buyer’s Consolidated Realized After Tax Profit from the Company’s sale of NTW Products exceeds 13% of total revenue generated from the sale of NTW Products by the Company. The Royalty will be paid in cash quarterly within 45 days after the end of each calendar quarter.

             2.6.2.       Royalty Conditions. Notwithstanding the foregoing, the Buyer will not be obligated to begin paying the Royalty until the Company has generated $3,500,000 of Buyer’s Consolidated Realized After Tax Profit from the sale of NTW Products by the Company after the Closing Date.

             2.6.3.       Royalty Offset and Termination. The Royalty is subject to being offset as provided in Section 6.7 below. The Buyer will not be obligated to pay any Royalty after the earlier of (i) the end of a calendar year ending after 2002, in which the Company generates less than $5,000,000 in sales of NTW Products, or (ii) once cumulative Royalty payments paid by the Buyer to the Sellers exceed $25,000,000. Notwithstanding the foregoing, if the Royalty obligation terminates pursuant to clause (i) of this Section 2.6, Buyer’s obligation to pay the Royalty will recommence if within either of the two calendar years following such termination the Company generates more than $10,000,000 in sales of NTW Products. If, after recommencement of the Royalty obligation, the Company generates in any calendar year after such recommencement less than $5,000,000 in sales of NTW Products, the Buyer’s obligation to pay the Royalty will terminate and the Royalty will not under any circumstances recommence thereafter. The Buyer’s obligation to pay the Royalty will in any event terminate pursuant to Clause (ii) of this Section 2.6.3.

             2.6.4.       Royalty Dispute Resolution. Each Royalty payment under this Section 2.6, will be accompanied by a schedule prepared by the Buyer (a “Royalty Schedule”) indicating how the Royalty payment was calculated. Sellers’ Representative will have five business days after the date such Royalty payment was paid (the “Objection Notice Period”) to give Buyer a written objection to the calculation of such Royalty payment, specifically stating the reasons for such objection and requesting an opportunity to review such calculation (the “Objection Notice”). If the Sellers’ Representative does not so object within the Objection Notice period, the Sellers will be deemed to have accepted and approved the Buyer’s calculation of the Royalty payment and such calculation will be final and binding on the Sellers. If, within the Objection Notice Period for any Royalty payment, the Sellers’ Representative delivers to Buyer an Objection Notice related to such Royalty payment, then Buyer and the Sellers’ Representative will use reasonable efforts to resolve the objections. If the Buyer and the Sellers’ Representative are unable to resolve such objections within ten business days of the date of the Objection Notice, either the Buyer or the Seller may submit such objections to the Independent Accountant for final resolution of any dispute regarding such objections and the calculation of such Royalty payment. Within five business days after the submission of such objections to the Independent Accountant, both the Buyer and the Sellers’ Representative will deliver to the Independent Accountant documents and information regarding the disputed Royalty calculation and their positions regarding the same. Upon receipt thereof, the Independent Accountant will promptly review the Buyer’s and the Company’s books and records and all documents and information provided to it by the Buyer and the Sellers’ Representative in order to resolve any objections to the disputed Royalty payment. Upon completion of its review of relevant books, records and materials, the Independent Accountant will deliver a written report (the “Binding Royalty Report”) to Buyer and Sellers’ Representative summarizing the Independent Accountant’s findings and determinations with respect to the disputed Royalty payment. The Binding Royalty Report will be final and binding on Buyer, the Company, and each of the Sellers. Buyer will promptly pay any Royalty owing to Sellers as indicated on the Binding Royalty Report and Sellers will refund any overpayment by Buyer. If the Binding Royalty Report concludes Buyer underpaid the Royalty in dispute by more than 5%, then Buyer will pay the costs and expenses of the Independent Accountant. If the Binding Royalty Report concludes that such disputed Royalty was underpaid by 5% or less, then Sellers will be jointly and severally responsible to pay the Independent Accountant’s costs and expenses.

         2.7.       Preparation and Delivery of Audit. For purposes of Section 2, the Audited Closing Date Balance Sheet will be prepared by the Company and its management in accordance with GAAP and audited by Buyer’s independent auditor. The Company and the Buyer agree to cooperate in good faith and diligently work to prepare the Audited Closing Date Balance Sheet and complete the audit thereof as promptly following the Closing as is reasonable practicable but in no event later than 45 days following the Closing Date unless agreed to in writing by the Buyer and the Sellers’ Representative. The Buyer will pay for the costs and expenses of its independent auditor and any of its third party advisors in connection with the audit. Once the Audited Closing Date Balance Sheet is completed, the Buyer will deliver a copy thereof, together with a certificate stating the Purchase Price derived in accordance with this Section 2, to each Seller. Subject to Section 2.4 above, within five business days after the date of issuance of the Audited Closing Date Balance Sheet and such certificate, the Buyer will pay the Purchase Price to the Sellers in accordance with the allocations listed in Exhibit “A.”

3.       Representations and Warranties Concerning the Transaction.

         3.1.       Representations and Warranties of the Sellers. Each of the Sellers represents and warrants to the Buyer that, as to such Seller, the statements contained in this Section 3.1 are correct and complete as of the date of this Agreement with respect to himself, except as set forth in Section 3 of the Disclosure Schedule.

             3.1.1.       [Reserved]

             3.1.2.       Authorization of Transaction. The Seller has full power, authority and legal capacity to execute and deliver this Agreement and to perform his obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Seller, enforceable in accordance with its terms and conditions. The Seller need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

              3.1.3.       Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Seller is subject or, if the Seller is an entity, any provision of its Organizational Documents or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Seller is a party or by which he is bound or to which any of his assets is subject.

              3.1.4.       Brokers' Fees. The Seller has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

             3.1.5.       Investment. The Seller (A) understands that the Buyer Shares have not been, and will not be, registered under the Securities Act, or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering and that resale of the Buyer Shares is restricted in accordance with the Securities Act, (B) is acquiring the Buyer Shares solely for his own account for investment purposes, and not with a view to the distribution thereof, (C) is a sophisticated investor with knowledge and experience in business and financial matters, (D) has received certain information concerning the Buyer including the Buyer’s recent filings under the Securities Exchange Act , copies of which are attached hereto as Exhibit “B,” and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Buyer Shares, (E) is able to bear the economic risk and lack of liquidity inherent in holding the Buyer Shares, and (F) is an Accredited Investor.

             3.1.6.       Company Shares. The Seller holds of record and owns beneficially the percentage interest in the total outstanding Company Shares as set forth next to his name in Exhibit “A,” and upon transfer of the Seller’s Company Shares to the Buyer, the Buyer will own good and marketable title to the Seller’s Company Shares free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. The Seller is not a party to any option, warrant, purchase right, or other contract or commitment that could require the Seller to sell, transfer, or otherwise dispose of any Company Shares (other than this Agreement). The Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any Company Shares. The Company has not issued and no Seller holds any certificate or other instrument (other than the Operating Agreement) evidencing a membership or other interest in the Company.

         3.2.       Representations and Warranties of the Buyer. The Buyer represents and warrants to the Sellers that the statements contained in this Section 3.2 are correct and complete as of the date of this Agreement.

             3.2.1.       Organization of the Buyer. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

              3.2.2.       Authorization of Transaction. The Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions. The Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

              3.2.3.       Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its Organizational Documents or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject, including, without limitation, the Company’s network marketing plan and related policies and procedures.

             3.2.4.      Brokers' Fees. The Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which any Seller could become liable or obligated.

             3.2.5.       Investment. The Buyer is not acquiring the Company Shares with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.

             3.2.6.      Valid Issuance. The Buyer's Shares, upon issuance in accordance with this Agreement, will be validly issued, fully paid and nonassessable.

4.       Representations and Warranties Concerning the Company. The Sellers, jointly and severally, represent and warrant to the Buyer that the statements contained in this Section 4 are correct and complete as of the date of this Agreement, except as set forth in the disclosure schedule attached hereto as Schedule 1 and delivered by the Sellers (the “Disclosure Schedule”). Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 4.

         4.1.       Organization, Qualification, and Power. The Company is a limited liability company duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization. The Company is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. The Company has the requisite power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and in which it presently proposes to engage and to own and use the properties owned and used by it. Section 4.1 of the Disclosure Schedule lists the members, managers, directors and officers of the Company. The Sellers have delivered to the Buyer correct and complete copies of the Organizational Documents of the Company. The minute books (containing the records of meetings of the members and managers, the board of directors, and any committees of the board of directors) and records of the Company are correct and complete. The Company is not in default under or in violation of any provision of its Organizational Documents. Without limiting the generality of the foregoing, the Company (A) was formed on February 12, 1999, as White Harvest International, LLC, and (B) changed its name to First Harvest International, LLC on March 3, 1999, and (C) is the entity identified as First Harvest International, LLC in that certain Agreement for Sale of First Harvest International, LLC by and between First Harvest International, LLC, a Utah limited liability company, Bel Aire Investments, LLC and KKA Investments, LLC as Sellers and IMOV, LLC as the buyer (the “Purchase Agreement - 1999”), a copy of which has been delivered to the Buyer. The Purchase Agreement – 1999 was executed and consummated and constitutes the legal, valid and binding obligation of the parties thereto.

         4.2.       Capitalization. All of the issued and outstanding Company Shares have been duly authorized and are held of record by the respective Sellers as set forth in Exhibit “A” and Section 4.2 of the Disclosure Schedule. The Sellers constitute all of the members of the Company and no other Person owns, beneficially or of record, any capital, equity, profits, voting or other interest in the Company. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any of its equity securities. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, royalty or similar rights with respect to the Company. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the securities of the Company having voting rights.

         4.3.       Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Company is subject or any provision of the Organizational Documents of the Company or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, network marketing plan or agreement, compensation plan or agreement, lease, license, instrument, or other arrangement to which the Company is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). The Company is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

         4.4.        Brokers' Fees. The Company has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

         4.5.       Title to Assets. The Company has good and marketable title to, or a valid leasehold interest in, the properties and assets used by it, located on its premises, or shown on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet. No third party including any affiliate of the Company has any interest in any assets or properties used by the Company in connection with its business. Any assets or properties deemed to have been acquired by IMOV, LLC under the Purchase Agreement – 1999 have been validly transferred to the Company and IMOV, LLC has no further interest of any kind in such assets or properties. Without limiting the generality of the foregoing, Frank L. Davis has no interest of any kind in any assets or properties used by or necessary for the operation of the Company’s business.

         4.6.        No Subsidiaries. The Company has no Subsidiary and does not own any shares of capital stock or other equity securities of any other Person.

         4.7.       Financial Statements. Attached hereto as Exhibit “C” are the following financial statements (collectively, the “Financial Statements”): (A) an unaudited balance sheet and an unaudited statement of income for the Company, as of and for the year ended December 31, 2001 (the “Most Recent Fiscal Year End”) and (B) an unaudited balance sheet and an unaudited statement of income for the Company, as of and for the period ended March 31, 2002 (the “Most Recent Balance Sheet”). The Financial Statements have been prepared on a consistent basis throughout the periods covered thereby, and present fairly the financial condition of the Company as of such dates and the results of operations of the Company for such periods, contain adequate reserves, are correct and complete, and are consistent with the books and records of the Company (which books and records are correct and complete); provided, however, that the Financial Statements are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes and other presentation items. No financial statements of any other Person are required to be included in the Financial Statements in accordance with GAAP.

         4.8.       Events Subsequent to Most Recent Fiscal Year End. Since the Most Recent Fiscal Year End, there has not been any material adverse change in the business, financial condition, operations, results of operations, or future prospects of the Company. Without limiting the generality of the foregoing, since that date:

             4.8.1.       the Company has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

             4.8.2.       the Company has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than $5,000 or outside the Ordinary Course of Business;

             4.8.3.       no party (including the Company) has accelerated, terminated, modified, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $5,000 to which the Company is a party or by which it is bound;

             4.8.4.       the Company has not imposed any Security Interest upon any of its assets, tangible or intangible;

             4.8.5.       the Company has not made any capital expenditure (or series of related capital expenditures) either involving more than $10,000 or outside the Ordinary Course of Business;

             4.8.6.       the Company has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) either involving more than $5,000 or outside the Ordinary Course of Business;

             4.8.7.       the Company has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than $10,000 singly or $50,000 in the aggregate;

             4.8.8.       the Company has not delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

             4.8.9.       the Company has not cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $5,000 or outside the Ordinary Course of Business;

             4.8.10.       the Company has not granted any license or sublicense of any rights under or with respect to any Intellectual Property;

             4.8.11.       there has been no change made or authorized in the Organizational Documents of the Company;

             4.8.12.      the Company has not issued, sold, or otherwise disposed of any of its membership interests or equity securities, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its membership interests or equity secuirities;

             4.8.13.       the Company has not declared, set aside, or paid any dividend or made any distribution with respect to its membership interests or equity secuirities (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its membership interests or equity securities;

             4.8.14.       the Company has not experienced any damage, destruction, or loss (whether or not covered by insurance) to its property;

             4.8.15.      the Company has not made any loan to, or entered into any other transaction with, any of its members, managers, directors, officers, and employees;

             4.8.16.       the Company has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

             4.8.17.       the Company has not granted any increase in the base compensation of any of its members, managers, directors, officers, and employees outside the Ordinary Course of Business;

             4.8.18.       the Company has not adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its members, managers, directors, officers, and employees (or taken any such action with respect to any other “employee benefit plan” as such term is defined in ERISA);

             4.8.19.       the Company has not made any other change in employment terms for any of its members, managers, directors, officers, and employees outside the Ordinary Course of Business;

             4.8.20.       the Company has not made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

             4.8.21.       there has not been any other material occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving the Company;

             4.8.22.       the Company has not agreed to or entered into any agreement with any network marketing distributor of the Company (“Ambassador”) providing for any compensation or other benefit or status or opportunity that is either inconsistent with terms offered to other Ambassadors generally under the Company’s network marketing plan or in violation of the Company’s network marketing plan; and

              4.8.23.       the Company has not committed to do any of the foregoing.

         4.9.       Undisclosed Liabilities. The Company does not have any Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against it giving rise to any Liability), except for (i) Liabilities set forth on the face of the Most Recent Balance Sheet and (ii) Liabilities which have arisen after March 31, 2002 in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

         4.10.       Legal Compliance. Each of the Company, its predecessors and Affiliates has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed, commenced or threatened against any of them alleging any failure so to comply. Neither the Company nor any of the Sellers has had any contact of any kind or nature with any governmental body or authority in relation to the Company or its business.

         4.11.       Tax Matters.

             4.11.1.       The Company has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all respects. All Taxes, if any, owed by the

Company (whether or not shown on any Tax Return) have been paid. The Company currently is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax.

             4.11.2.       The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, member of the Company that is a non-U.S. person for Tax purposes, or other third party.

             4.11.3.       No Seller, or manager, member, director or officer (or employee responsible for Tax matters) of the Company expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of the Company either (A) claimed or raised by any authority in writing or (B) as to which any of the Sellers and the members, managers, directors and officers (and employees responsible for Tax matters) of the Company has Knowledge based upon personal contact with any agent of such authority. Section 4.11 of the Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns filed with respect to the Company for taxable periods ended on or after December 31, 1999, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Sellers have delivered to the Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company since January 1, 1999.

             4.11.4.       The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

             4.11.5.       The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. The Company is not a party to any Tax allocation or sharing agreement.

             4.11.6.       Section 4.11 of the Disclosure Schedule sets forth the following information with respect to the Company as of the most recent practicable date: (A) the basis of the Company in its assets; and (B) any elections made by the Company with respect to Taxes.

             4.11.7.       The unpaid Taxes of the Company (A) did not, as of March 31, 2002 exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns.

             4.11.8.       The Company is and has been since its formation taxable for U.S. federal income as a partnership (as defined in Treasury Regulation 7701-2(c)(1)) in accordance with Treasury Regulation Section 301.7701-3(b).

             4.11.9.       Neither the Company nor the Sellers has any reason to believe, and to the Knowledge of the Company and the Sellers no contention or assertion has been made, that any NTW Product donations or contributions made by Ambassadors or others affiliated with the Company in accordance with the Company's network marketing plan are not, will not or may not be deductible by such Ambassadors or other persons for U. S. income tax purposes.

         4.12.       Real Property.

             4.12.1.       The Company does not own any real property.

             4.12.2.       Section 4.12.2 of the Disclosure Schedule lists and describes briefly all fixtures and real property improvements owned and all real property leased or subleased to the Company. The Sellers have delivered to the Buyer correct and complete copies of the leases and subleases listed in Section 4.12.2 of the Disclosure Schedule (as amended to date). With respect to each lease and sublease listed in Section 4.12.2 of the Disclosure Schedule:

                  4.12.2.1       the lease or sublease is legal, valid, binding, enforceable, and in full force and effect;

                 4.12.2.2        the lease or sublease will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

                 4.12.2.3        no party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                  4.12.2.4       no party to the lease or sublease has repudiated any provision thereof;

                 4.12.2.5       there are no disputes, oral agreements, or forbearance programs in effect as to any lease or sublease;

                 4.12.2.6        to the Knowledge of any of the Sellers and the members, managers, directors and officers of the Company, there are no pending or threatened condemnation proceedings, lawsuits, or administrative actions relating to the property or other matters adversely affecting the current use or occupancy of the property that is the subject of any lease or sublease;

                 4.12.2.7        the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold or any fixture or real property improvement;

                 4.12.2.8       all facilities leased or subleased thereunder have received all approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained in accordance with applicable laws, rules, and regulations;

                 4.12.2.9       all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of said facilities; and

                 4.12.2.10       to the Knowledge of the Sellers, the owner of the facility leased or subleased has good and marketable title to the parcel of real property, free and clear of any Security Interest, easement, covenant, or other restriction, except for installments of special assessments not yet delinquent and recorded easements, covenants, and other restrictions which do not impair the current use, occupancy, or value, or the marketability of title, of the property subject thereto.

         4.13.      Intellectual Property.

              4.13.1.       The Company owns or possesses sufficient legal rights to all patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses (software or otherwise), information, processes, know-how, product formulations, microencapsulation processes, and similar proprietary rights (“Intellectual Property”) necessary to the business of the Company as presently conducted, without any conflict with or infringement of the rights of others. The Company owns and has all rights to use the name and mark “Nourish the World.” Section 4.13.1 of the Disclosure Schedule contains a complete list of (i) the Company’s registered or common law, as applicable, patents, trademarks, copyrights and domain names and pending patent, trademark and copyright applications and (ii) all outstanding options, licenses or agreements relating to the Company’s Intellectual Property or any options, licenses or agreements with respect to the Intellectual Property of any other Person by which the Company is bound or to which it is a party. The Company has not received any written communication alleging that the Company has violated any of the Intellectual Property of any other Person. The Company is not obligated to make any payments by way of royalties, fees or otherwise to any owner or licensor of or claimant to any Intellectual Property with respect to the use thereof in connection with the conduct of its business as presently conducted or as proposed to be conducted. There are no agreements, understandings, instruments, contracts, judgments, orders or decrees to which the Company is a party or by which it is bound which involve indemnification by the Company with respect to infringements of Intellectual Property.

             4.13.2.       The Company, after reasonable investigation, is not aware that any of its employees is obligated under any contract or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would materially interfere with the use of his or her efforts to promote the interests of the Company or that would conflict with the Company’s business as presently conducted or as proposed to be conducted. Neither the execution nor delivery of this Agreement, nor the carrying on of the Company’s business by the employees of the Company, nor the conduct of the Company’s business as presently conducted or as proposed to be conducted, will, to the Company’s Knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees is now obligated. It is not necessary, and will not become necessary, for the Company to use any inventions of any of its employees made prior to their employment by the Company.

             4.13.3.       Each employee of the Company has executed a Proprietary Information and Inventions Agreement substantially in the form attached as Exhibit “D” (the “Invention Assignment Agreement”). No such employee has excluded works or inventions made prior to his or her employment with the Company from his or her assignment of inventions pursuant to such employee’s invention assignment agreement which works or inventions are necessary to the business of the Company as presently conducted. Each member, manager, director or officer of and consultant to the Company has executed either an Invention Assignment Agreement or an Invention Assignment and Noncompetition Agreement.

         4.14.       Tangible Assets. The Company owns or leases all buildings, machinery, equipment, improvements, furniture, fixtures and other tangible assets necessary for the conduct of its businesses as presently conducted and as presently proposed to be conducted. Each such tangible asset is free from defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used and presently is proposed to be used.

         4.15.        Inventory. The inventory of the Company consists of raw materials and supplies, manufactured and purchased parts, goods in process, and finished goods, all of which is merchantable and fit for the purpose for which it was procured or manufactured, and none of which is slow-moving, obsolete, damaged, defective, or of a quality that cannot be sold at full value, subject only to the reserve for inventory write down set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company.

         4.16.       Contracts. Section 4.16 of the Disclosure Schedule lists the following contracts and other agreements to which the Company is a party:

             4.16.1.        any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $20,000 per annum;

             4.16.2.       any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a material loss to the Company, or involve consideration in excess of $20,000;

             4.16.3.       any agreement concerning a partnership or joint venture;

             4.16.4.       any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $20,000 or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

             4.16.5.       any agreement concerning confidentiality or noncompetition;

             4.16.6.       any agreement with any of the Sellers and their Affiliates (other than the Company);

             4.16.7.       any profit sharing, stock option or equity incentive, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former members, managers, directors, officers, and employees;

             4.16.8.       any collective bargaining agreement;

             4.16.9.       any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $20,000 or providing severance benefits;

             4.16.10.       any agreement under which it has advanced or loaned any amount to any of its members, managers, directors, officers, and employees outside the Ordinary Course of Business;

             4.16.11.       any agreement under which the consequences of a default or termination could have a material adverse effect on the business, financial condition, operations, results of operations, or future prospects of the Company;

             4.16.12.       any agreement with any creditor settling or compromising the claim of such creditor; or

             4.16.13.       any other agreement (or group of related agreements) the performance of which involves consideration in excess of $20,000.

The Sellers have delivered to the Buyer a correct and complete copy of each written agreement listed in Section 4.16 of the Disclosure Schedule (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in Section 4.16 of the Disclosure Schedule. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect; (B) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (D) no party has repudiated any provision of the agreement. The Operating Agreement is the only agreement among the Sellers related to their rights and interests in the Company prior to the Closing and is in full force and effect immediately prior to the Closing.

         4.17.       Notes and Accounts Receivable. All notes and accounts receivable of the Company are reflected properly on its books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company.

         4.18.       Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Company.

         4.19.       Insurance. Section 4.19 of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers’ compensation coverage and bond and surety arrangements) to which the Company has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past 3 years:

             4.19.1.       the name, address, and telephone number of the agent;

             4.19.2.       the name of the insurer, the name of the policyholder, and the name of each covered insured;

             4.19.3.       the policy number and the period of coverage;

             4.19.4.       the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

             4.19.5.       a description of any retroactive premium adjustments or other loss-sharing arrangements.

With respect to each such insurance policy: (A) the policy is legal, valid, binding, enforceable, and in full force and effect; (B) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) neither the Company nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (D) no party to the policy has repudiated any provision thereof. The Company has been covered during the past 3 years by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period. Section 4.19 of the Disclosure Schedule describes any self-insurance arrangements affecting the Company.

         4.20.       Litigation. Section 4.20 of the Disclosure Schedule sets forth each instance in which the Company (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or, to the Knowledge of any of the Sellers and the members, managers, directors and officers (and employees with responsibility for litigation matters) of the Company, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the actions, suits, proceedings, hearings, and investigations set forth in Section 4.20 of the Disclosure Schedule could result in any material adverse change in the business, financial condition, operations, results of operations, or future prospects of the Company. None of the Sellers and the members, managers, directors and officers (and employees with responsibility for litigation matters) of the Company has any reason to believe that any such action, suit, proceeding, hearing, or investigation may be brought or threatened against the Company.

         4.21.       Product Warranty. Each product manufactured, sold, leased, or delivered by the Company has been in conformity with all applicable contractual commitments and all express and implied warranties, and the Company has no Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company. No product manufactured, sold, leased, or delivered by the Company is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease. Section 4.21 of the Disclosure Schedule includes copies of the standard terms and conditions of sale or lease for the Company (containing applicable guaranty, warranty, and indemnity provisions).

         4.22.       Product Liability. The Company has no Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against it giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession, consumption or use of any product manufactured, sold, leased, or delivered by the Company or its Ambassadors or agents.

         4.23.       Employees. To the Knowledge of any of the Sellers and the members, managers, directors and officers (and employees with responsibility for employment matters) of the Company, no executive, key employee, or group of employees has any plans to terminate employment with the Company. The employment of each manager, officer and employee of the Company is terminable at will by the Company. The Company has not adopted a severance pay plan and the Company has not entered into any agreements or arrangements with any manager, officer or employee to provide severance pay to any terminated manager, officer or employee. The Company is not a party to or bound by any collective bargaining agreement, and has not experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. The Company has not committed any unfair labor practice. None of the Sellers and the members, managers, directors and officers (and employees with responsibility for employment matters) of the Company has any Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Company. The Company has not violated any employment laws, antidiscrimination or harassment laws or any immigration laws in connection with its employees or independent contractors.

         4.24.       Employee Benefits. The Company presently does not maintain or contribute to, and has never maintained or contributed to, any "employee benefit plan" as such term is defined in ERISA.

         4.25.       Guaranties. The Company is not a guarantor or otherwise liable for any Liability or obligation (including indebtedness) of any other Person.

         4.26.       Environmental, Health, and Safety Matters. The Company is not in violation of any applicable federal, state, local or foreign statute, law or regulation relating to the environment or occupational health and safety, and no material expenditures are or will be required in order to comply with any such existing statute, law or regulation. Other than common cleaning and office supplies, no Hazardous Materials (as defined below) are used or have been used, stored, disposed of or are present on any property leased by the Company or on any other Company facility and, to the knowledge of the Company after reasonable investigation, by any other Person on any property owned, leased or used by the Company. To the Company’s Knowledge, no reasonable likelihood exists that any Hazardous Material present on other property will come to be present on any property owned, leased or used by the Company or on any other Company facility. To the Company’s Knowledge, there are no underground storage tanks, asbestos or PCBs present on any property owned, leased or used by the Company or on any other Company facility. For the purposes of this Section 4.26, the term “Hazardous Material” shall mean any material or substance that is prohibited or regulated by any environmental law or that has been designated by any local, state, federal and/or foreign governmental authority to be radioactive, toxic, hazardous or otherwise a danger to health reproduction or the environment, and which poses a material risk to human health or safety.

         4.27.       Certain Business Relationships with the Company. None of the Sellers and their Affiliates has been involved in any business arrangement or relationship with the Company within the past 12 months other than as an officer, member or Ambassador of the Company, and none of the Sellers and their Affiliates owns any asset, tangible or intangible, which is used in the business of the Company.

         4.28.       Relations With Ambassadors. The Sellers have delivered to the Buyer a complete and accurate list of the names and status of each Ambassador or other Person involved or participating in the Company’s network marketing plan. The Company has operated and is now operating in compliance with its network marketing plan and all related policies and procedures. No Ambassador or other person operating pursuant to the Company’s network marketing plan or policies or procedures is in violation thereof. The Company has no agreement or arrangement or understanding with any of its Ambassadors entitling such Ambassador to compensation, benefits, exemptions, exceptions, special status or other privileges that are not generally available to all other Ambassadors otherwise similarly situated, including without limitation, any special commission, royalty, profit sharing or similar agreements or arrangements. The Company’s network marketing plan may, by its terms be assigned and a change of control of the Company will not result in any termination or material change to such plan or any related policies or procedures. The Company’s network marketing plan and all procedures and policies related thereto may be amended by the Company at any time in its sole discretion and without the prior approval of any other Person.

         4.29.       Settlements With Creditors. The terms and conditions of all settlements and agreements with creditors of the Company entered into by the Company since the Most Recent Fiscal Year End are summarized accurately and fairly in Section 4.29 of the Disclosure Schedule. The Company has settled the claim of Net Tronics and the terms of such settlement are summarized in Section 4.29 of the Disclosure Schedule. All such settlements and agreements are valid and enforceable agreements of the parties thereto and upon payment by the Company of amounts owing thereunder, the Company will have no other obligations or liabilities to the other parties thereto.

         4.30.       Faridi Purchase Orders. Prior to the date hereof, the Company has transferred, assigned and distributed to the Sellers (A) the Faridi Purchase Orders and the revenue associated therewith, (B) inventory related to the Faridi Purchase Orders having a maximum value of $600,000 (the “Distributed Inventory”), (C) the Option Agreement, dated April 10, 2002 by and between the Company and Tariq Faridi (the “Option Agreement”), (D) the 10 million shares of Common Stock of Wellness America Online, Inc. evidenced by Stock Certificate Number 5503 dated April 11, 2002 (the “Wellness Stock”), and (E) all obligations of the Company relating to the Faridi Purchase Orders. No other assets have been transferred or distributed to the Sellers or any other Person related to the Faridi Purchase Orders.

         4.31.       Disclosure. Neither the representations and warranties contained in this Section 4 nor the information provided to the Buyer by the Sellers in the Disclosure Schedule or otherwise prior to the Closing contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements and information contained in this Section 4 or otherwise provided to Buyer not misleading.

5.       Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing.

         5.1.       General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party may reasonably request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 6 below). The Sellers acknowledge and agree that from and after the Closing the Buyer will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to the Company.

         5.2.       Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (A) any transaction contemplated under this Agreement or (B) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing involving the Company, each of the other Parties will cooperate with him or it and his or its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 6 below).

         5.3.       Transition. None of the Sellers will take any action that is designed or intended to have the effect of discouraging any Ambassador, lessor, licensor, customer, supplier, partner or other business associate of the Company from maintaining the same business relationships with the Company after the Closing as it maintained with the Company prior to the Closing. Each of the Sellers will refer all customer inquiries relating to the businesses of the Company to the Buyer from and after the Closing.

         5.4.       Confidentiality. Each of the Sellers will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to the Buyer or destroy, at the request and option of the Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in his possession. In the event that any of the Sellers is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, that Seller will notify the Buyer promptly of the request or requirement so that the Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 5.4. If, in the absence of a protective order or the receipt of a waiver hereunder, any of the Sellers is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, that Seller may disclose the Confidential Information to the tribunal; provided, however, that the disclosing Seller shall use his or its best efforts to obtain, at the reasonable request of the Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Buyer shall designate. The foregoing provisions shall not apply to any Confidential Information which is generally available to the public through no fault of a Seller immediately prior to the time of disclosure.

         5.5.       Covenant Not to Compete. Until the later of (A) five years from and after the Closing Date or (B) five years from and after termination of the Royalty pursuant to Section 2.6 above, none of the Sellers will engage directly or indirectly in any business that the Company conducts as of the Closing Date in any geographic area in which any of the Company conducts that business as of the Closing Date; provided, however, that no owner of less than 1% of the outstanding stock of any publicly-traded corporation shall be deemed to engage solely by reason thereof in any Competing businesses. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 5.5 is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

         5.6.       Buyer Shares. Each Buyer Share will be imprinted with a legend substantially in the following form:

“THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY STATE SECURITIES OR “BLUE SKY” LAWS AND MAY NOT BE SOLD, PLEDGED, OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT AND ANY APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS, OR UNLESS AN EXEMPTION THEREFROM IS AVAILABLE, AS ESTABLISHED BY A WRITTEN OPINION OF COMPETENT SECURITIES COUNSEL REASONABLY ACCEPTABLE TO THE COMPANY.”

Each Seller desiring to transfer Buyer Shares first must furnish the Buyer with customary factual certificates confirming that the Seller is eligible to use Rule 144.

         5.7.       Election of Frank L. Davis to Board of Managers. Upon the Closing, the Company will have a board of managers comprised of 3 persons. So long as Frank L. Davis is willing and able to serve, the Buyer agrees to vote all of the Company Shares now or hereafter directly or indirectly owned (of record or beneficially) by it at any regular or special meeting (or by written consent) to elect Frank L. Davis to serve on the Company’s board of managers until he is removed by the Company’s board of managers with or without cause.

         5.8.      Employment Offers. As promptly as reasonably practicable following the Closing, the Buyer will make offers of “at will” employment to the individuals listed in Exhibit “E.” Such individuals will be offered the position listed in Exhibit “E” at the annual salary listed in Exhibit “E;” provided, however, the exact title and salary of such individuals is subject to review by the Buyer’s human resource department and may be adjusted or modified if compensation levels and titles are not consistent with the Buyer’s employee’s comparative titles and salary levels. The Buyer will make available to each employee of the Company the opportunity to participate in the benefit plans offered by the Buyer to its employees generally, including health and dental insurance, 401(k) plan, cafeteria plan and other generally available benefit plans of similar nature. The Company’s employees will be offered the opportunity to participate in the Buyer’s cash and equity incentive plans at levels consistent with other similarly situated employees of the Buyer; provided, however, Frank L. Davis will not be eligible to participate in the Buyer’s cash and equity incentive plans until the Buyer is no longer obligated to pay the Royalty. All employees of the Company must satisfy the same eligibility requirements for participating in the Buyer’s benefit plans as are required of other employees of the Buyer.

         5.9.       Conversion of NTW Compensation Plan. As soon as is reasonably practicable following the Closing, the NTW compensation plan currently used by the Company will be converted to the Buyer’s network marketing compensation plan. The terms and process of this conversion will be in the Buyer’s sole discretion. However, the Sellers and the Buyer will cooperate in good faith and use reasonable efforts to retain the participation of those who prior to Closing had become Ambassadors of the Company. If any Ambassador wishes to be refunded any amounts invested by such Ambassador prior to the Closing for NTW Products or related sales aids, the Company will offer to reimburse any such Ambassador for such amounts upon return to the Company of such NTW Products and sales aids provided the returned NTW Products have not been opened or damaged.

         5.10.       Releases and Resignations. Each of the Sellers hereby releases the Company from any and all claims and causes of action the Sellers have or may have against the Company. The Sellers further hereby resign from any and all positions, offices and capacities with the Company including, without limitation, the offices of manager, members of the board of managers and other positions of authority with the Company.

         5.11.       Faridi Purchase Orders. Each of the Sellers hereby assumes all obligations and Liability associated with the Faridi Purchase Orders including, without limitation, the obligation to fulfill the Faridi Purchase Orders in accordance with their terms and all obligations and

Liability for commissions, sales taxes, shipping expenses, and other costs, obligations and Liability in any way related to the Fairdi Purchase Orders. Each of the Sellers hereby agrees, within 60 days after the Closing Date, to replace the Distributed Inventory with inventory satisfying the standard described in Section 4.15 and having a value of $600,000 and suitable for the Company’s use in producing its humanitarian products. Each of the Sellers hereby agrees to indemnify the Buyer and Company for any Liability arising out of or in any way related to the Faridi Purchase Orders.

6.      Remedies for Breaches of This Agreement.

         6.1.       Survival of Representations and Warranties. All of the representations and warranties of the Parties contained in this Agreement will survive the Closing hereunder (even if the damaged Party knew or had reason to know of any misrepresentation or breach of warranty or covenant at the time of Closing) and continue in full force and effect forever thereafter (subject to any applicable statutes of limitations).

         6.2.        Indemnification Provisions for Benefit of the Buyer.

             6.2.1.       In the event any of the Sellers breaches (or in the event any third party alleges facts that, if true, would mean any of the Sellers has breached) any of their representations, warranties, and covenants contained herein, and, if there is an applicable survival period pursuant to Section 6.1 above, provided that the Buyer makes a written claim for indemnification against any of the Sellers pursuant to Section 8.8 below within such survival period, then each of the Sellers agrees to indemnify the Buyer and the Company from and against the entirety of any Adverse Consequences the Buyer may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Buyer may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).

              6.2.2.       Each of the Sellers agrees to indemnify the Buyer and the Company from and against the entirety of any Adverse Consequences the Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by any Liability of the Company (x) for any Taxes of the Company with respect to any Tax year or portion thereof ending on or before the Closing Date (or for any Tax year beginning before and ending after the Closing Date to the extent allocable (determined in a manner consistent with Section 7.2) to the portion of such period beginning before and ending on the Closing Date), to the extent such Taxes are not reflected in the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Most Recent Balance Sheet, and (y) for the unpaid Taxes of any Person (other than the Company) under Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

              6.2.3.       Each of the Sellers agrees to indemnify the Buyer and the Company from and against the entirety of any Adverse Consequences the Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by (A) any operations of the Company prior to the Closing Date, or (B) any Product sold, manufactured, distributed or licensed by the Company or any services provided by the Company prior to the Closing Date, or (C) any acts or omissions of the Company or any of its managers, officers, employees, Ambassadors or agents, or the ownership, lease or control of property by the Company prior to the Closing Date, or (D) any claims by creditors of the Company that they are owed more than the settlement amounts listed in Section 4.29 of the Disclosure Schedule or on the Audited Closing Date Balance Sheet, or (E) any Ambassador of the Company claiming that he or she is exempt from or excepted out of any requirements of the Company’s network marketing plan or any related policies or procedures or, following the Closing, is exempt from or excepted out of any requirements of the network marketing plan of the Buyer or any of its Affiliates or any related policies or procedures or any Ambassador claiming any special terms or compensation other than those terms and that compensation offered generally to participants in the standard network marketing plans of the Company or the Buyer or its Affiliates or any related policies and procedures or (F) any Liabilities not reflected on the Audited Closing Date Balance Sheet.

             6.2.4.       Each of the Sellers agrees to indemnify the Buyer and the Company from and against the entirety of any Adverse Consequences the Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by the conversion of the Company’s network marketing plan following the Closing to the Buyer’s network marketing plan or the modification, amendment or alteration of the Company’s network marketing plan by the Buyer following the Closing.

          6.3.       Indemnification Provisions for Benefit of the Sellers. In the event the Buyer breaches (or in the event any third party alleges facts that, if true, would mean the Buyer has breached) any of its representations, warranties, and covenants contained herein, and, if there is an applicable survival period pursuant to Section 6.1 above, provided that any of the Sellers makes a written claim for indemnification against the Buyer pursuant to Section 8.8 below within such survival period, then the Buyer agrees to indemnify each of the Sellers from and against the entirety of any Adverse Consequences the Seller may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Seller may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).

         6.4.       Matters Involving Third Parties.

             6.4.1.       If any third party shall notify any Party (the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) which may give rise to a claim for indemnification against any other Party (the “Indemnifying Party”) under this Section 6, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

             6.4.2.       Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (B) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (C) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party, and (E) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

             6.4.3.       So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 6.4.2 above, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party, and (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party.

             6.4.4.       In the event any of the conditions in Section 6.4.2 above is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (B) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys’ fees and expenses), and (C) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 6.

         6.5.      [Reserved]

         6.6.       Other Indemnification Provisions. The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable, or common law remedy any Party may have with respect to the Company or the transactions contemplated by this Agreement. Each of the Sellers hereby agrees that he will not make any claim for indemnification against the Company by reason of the fact that he was a member, manager, director, officer, employee, or agent of any such entity or was serving at the request of any such entity as a partner, trustee, member, manager, director, officer, employee, or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement, or otherwise) with respect to any action, suit, proceeding, complaint, claim, or demand brought by the Buyer against such Seller (whether such action, suit, proceeding, complaint, claim, or demand is pursuant to this Agreement, applicable law, or otherwise).

         6.7.       Offset Right Against Royalty. Upon notice to the Sellers, each of the Buyer and the Company will have the right to set off any amounts to which either of them may be entitled under this Agreement, including without limitation, any payments related to indemnification, against the Royalty amounts owing from time to time by the Company to the Sellers. If the Buyer or the Company exercises its offset right, such exercise shall affect the timing and amount of payments required by the Royalty as if the Buyer of the Company had made a prepayment of the Royalty. The exercise of such offset right by the Buyer or the Company in good faith, whether or not ultimately determined to be justified, will not constitute a breach or violation of this Agreement or the Royalty payable hereunder. Neither the exercise of, nor the failure to exercise, such right of offset will constitute an election of remedies or limit the Buyer or the Company in any manner in the enforcement of any other remedies that may be available to the Buyer or the Company.

         6.8.       Indemnification Cap for Certain Sellers. The liability under this Section 6 of each Seller holding, beneficially or of record, less than 5% of the membership interest of the Company prior to the Closing as reflected in Exhibit “A” attached hereto will be limited to the aggregate amounts such Seller receives or is entitled to receive under this Agreement.

         7.        Tax Matters. The following provisions shall govern the allocation of responsibility as between Buyer and Sellers for certain tax matters following the Closing Date:

         7.1.       Tax Periods Ending on or Before the Closing Date. Sellers will prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company for all periods ending on or prior to the Closing Date which are filed after the Closing Date. Buyer will provide Sellers reasonable access to information necessary for the preparation of such Tax Return described in the preceding sentence prior to filing. To the extent permitted by applicable law, Sellers shall include any income, gain, loss, deduction or other tax items for such period on their Tax Returns in a manner consistent with the Schedule K-1s forwarded by the Company to the Sellers for such periods. Sellers shall reimburse Buyer for Taxes of the Company with respect to such periods within fifteen (15) days after payment by Buyer or the Company of such Taxes to the extent such Taxes are not reflected in the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Financial Statements. Sellers will submit all Tax Returns prepared pursuant to this Section 7.1 to Buyer for Buyer’s review and approval prior to filing such Tax Returns by Sellers. If Buyer has any objections to the positions proposed to be taken by any Seller in any of such Tax Returns, Buyer will notify the Seller within ten business days of receiving such disputed Tax Return. Buyer and such Seller will then work together in good faith to resolve any such objections. If such objections are not resolved by the Buyer and such Seller within ten business days after the date of Buyer’s written objections, either Buyer or such Seller may submit the disputed Tax Return to the Independent Accountant for resolution of any unresolved dispute. The Independent Accountant will review the disputed Tax Return and all other information reasonably necessary for the Independent Accountant to resolve any such disputes (which information the Parties agree to provide the Independent Accountant upon its request), and then the Independent Accountant will reach a determination of the proper form or substance of the disputed Tax Return. The Independent Accountant will provide the Parties a written copy of its conclusions. The determination and conclusions of the Independent Accountant will be final and binding on the Parties and the Parties agree to not take any position on a Tax Return prepared pursuant to this Section 7.1 inconsistent with the position of the Independent Accountant on such Tax Return. The Parties agree to share the costs of the Independent Accountant under this Section 7.1 equally, with the Sellers together bearing one half of such costs and the Buyer bearing one half of such costs.

         7.2.       Tax Periods Beginning Before and Ending After the Closing Date. Buyer shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Company for Tax periods which begin before the Closing Date and end after the Closing Date. To the extent permitted by applicable law, Sellers shall include any income, gain, loss, deduction or other tax items for such period on their Tax Returns in a manner consistent with the Schedule K-1s forwarded by the Company to the Sellers for such periods. Sellers shall pay to Buyer within fifteen (15) days after the date on which Taxes are paid with respect to such periods an amount equal to the portion of such Taxes which relates to the portion of such taxable period ending on the Closing Date to the extent such Taxes are not reflected in the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Financial Statements. For purposes of this Section, in the case of any Taxes that are imposed on a periodic basis and are payable for a taxable period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such taxable period ending on the Closing Date shall (x) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period, and (y) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant taxable period ended on the Closing Date. Any credits relating to a taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Company.

         7.3.       Cooperation on Tax Matters.

             7.3.1. Buyer, the Company and Sellers shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company and Sellers agree (A) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Company or Sellers, as the case may be, shall allow the other party to take possession of such books and records.

              7.3.2.       Buyer and Sellers further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

             7.3.3.       Buyer and Sellers further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to Section 6043 of the Code and all Treasury Department Regulations promulgated thereunder.

         7.4.        Tax Sharing Agreements. All tax sharing agreements or similar agreements with respect to or involving the Company shall be terminated as of the Closing Date and, after the Closing Date, the Company shall not be bound thereby or have any liability thereunder.

         7.5.       Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement, shall be paid by Sellers when due, and Sellers will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, Buyer will, and will cause its affiliates to, join in the execution of any such Tax Returns and other documentation.

         7.6.       Treatment as to the Buyer. The Buyer, the Sellers and the Company agree that the purchase by the Buyer of the Company Shares from the Sellers for the Purchase Price shall be treated with respect to the Buyer, for U.S. federal income tax purposes, as the purchase by the Buyer of all of the assets of the Company (following a deemed liquidating distribution of such assets to the Sellers). Accordingly, the Purchase Price shall be allocated among the assets of the Company in accordance with Section 1060 of the Code and the Audited Closing Date Balance Sheet, and the Parties agree to negotiate in good faith and use all reasonable efforts to agree upon, within 30 days of the Closing, the allocation of the Purchase Price among the various classes of assets as required by Section 1060 of the Code. The Parties shall cooperate with each other in the preparation and filing of IRS Form 8594 in connection with the allocation of the Purchase Price. No Party, nor any of their respective affiliates, shall take any position (whether in financial statements, audits, tax returns or otherwise) which is inconsistent with the allocation of the Purchase Price unless required to do so by applicable Law.

8.       Miscellaneous.

         8.1.        Nature of Certain Obligations.

             8.1.1.       The covenants of each of the Sellers in Section 2.1 above concerning the sale of his Company Shares to the Buyer and the representations and warranties of each of the Sellers in Section 3.1 above concerning the transaction are several obligations. This means that the particular Seller making the representation, warranty, or covenant will be solely responsible to the extent provided in Section 6 above for any Adverse Consequences the Buyer may suffer as a result of any breach thereof.

             8.1.2.       The remainder of the representations, warranties, and covenants in this Agreement are joint and several obligations. This means that each Seller will be responsible to the extent provided in Section 6 above for the entirety of any Adverse Consequences the Buyer may suffer as a result of any breach thereof.

         8.2.       Press Releases and Public Announcements. Sellers shall not issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the Buyer and Buyer agrees not to use any of the Seller’s names in any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of such Seller; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Parties prior to making the disclosure).

         8.3.       No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

         8.4.       Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

          8.5.       Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of the Buyer and the Requisite Sellers; provided, however, that the Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

         8.6.       Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

         8.7.        Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         8.8.       Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by overnight courier service (with proof of receipt) guaranteeing next day delivery, or registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below

If to Buyer:	Copy to:

Nu Skin Enterprises, Inc. 75 West Center Street Provo, Utah 84601 Attn: M. Truman Hunt	Dorsey & Whitney, LLP 170 South Main Street, Suite 900 Salt Lake City, Utah 84101 Attn: Nolan S. Taylor

If to Sellers:	Copy to:

Frank L. Davis (Sellers' Representative) 44 North 1200 East Orem, Utah 84097	Ray, Quinney & Nebeker 36 South State Street, Suite 1400 Salt Lake City, Utah 84111 Attn: Gregory E. Lindley

Rogan Taylor 3303 North University Avenue Provo, Utah 84604

Tom Felt 676 East 1725 North Orem, Utah 84097

David L. Mitton 45 Teton Drive Lindon, Utah 84042

Daniel P. Wheeler 401 Scenic Drive Alpine, Utah 84004

Kevin J. Sutterfield 1075 South 1080 East Springville, Utah 84663

Ronald Bassett 208 North 1150 East Lindon, Utah 84042

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

         8.9.       Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Utah without giving effect to any choice or conflict of law provision or rule (whether of the State of Utah or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Utah.

         8.10.       Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Requisite Sellers. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

         8.11.       Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

         8.12.       Expenses. Each of the Parties and the Company will bear his or its own costs and expenses (including legal fees, broker, agent, investment banker and finder fees, and any expenses related thereto) incurred in connection with this Agreement and the transactions contemplated hereby. The Sellers agree that the Company has not borne or will bear any of the Sellers’ costs and expenses (including any of their legal fees, broker, agent, investment banker and finder fees, and any expenses related thereto) in connection with this Agreement or any of the transactions contemplated hereby, whether such services have been engaged in the name of the Seller or the name of the Company.

         8.13.       Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. The Sellers have been represented by legal counsel of their choice and have not been represented by the Buyer’s in-house or outside legal counsel. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

         8.14.       Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

         8.15.       Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity.

         8.16.       Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of any state or federal court sitting in Salt Lake City, Utah, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each Party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

SIGNATURE PAGE OF MEMBERSHIP INTEREST PURCHASE AGREEMENT

        IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.

BUYER:

NU SKIN ENTERPRISES, INC.

By: /s/Truman Hunt Truman Hunt

Its: Executive Vice President

SELLERS:

/s/ Frank L. Davis
Frank L. Davis

/s/ Rogan Taylor
Rogan Taylor

/s/ Tom Felt
Tom Felt

/s/ David L. Mitton
David L. Mitton

/s/ Daniel P. Wheeler
Daniel P. Wheeler

/s/ Kevin J. Sutterfield
Kevin J. Sutterfield

/s/ Ronald Bassett
Ronald Bassett

EXHIBIT INDEX

EXHIBIT A	Sellers' Membership Interest and Allocation of Purchase Price

EXHIBIT B	Buyer's Recent Filings Under the Securities Exchange Act

EXHIBIT C	Financial Statements

EXHIBIT D	Proprietary Information and Inventions Agreement

EXHIBIT A	Utah Employment Inventions Act

EXHIBIT B	Prior Matter

EXHIBIT E	At Will Employees

SCHEDULE 1	Disclosure Schedule provided by the Sellers pursuant to Section 4 of the Membership Interest Purchase Agreement between Sellers and Nu Skin Enterprises, Inc. dated April 19, 2002

Schedules omitted from this filing will be furnished to the Commission upon its request.